 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2022

IVERIC bio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way
Parsippany, NJ 07054
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (609) 474-6455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ISEE	The Nasdaq Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2022 (the “Closing Date”), IVERIC bio, Inc. (the “Company”) and certain of its subsidiaries (the “Subsidiary Borrowers) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), in its capacity as administrative agent and collateral agent (the “Agent”) and as a lender, Silicon Valley Bank (“SVB”) and certain other financial institutions that from time to time become parties to the Loan Agreement as lenders (collectively, the “Lenders”). The Loan Agreement provides for term loans in an aggregate principal amount of up to $250.0 million under multiple tranches (the “2022 Term Loan Facility”), available as follows: (i) a term loan advance in the amount of $50.0 million on the Closing Date; (ii) subject to the Company’s announcement that GATHER2, the Company’s Phase 3 clinical trial evaluating the safety and efficacy of Zimura® (avacincaptad pegol) for the treatment of Geographic Atrophy (“GA”) secondary to age-related macular degeneration, has achieved its protocol-specified primary endpoint and that the Company has a sufficient clinical data package to support the submission of a new drug application (“NDA”) to the United States Food and Drug Administration (the “FDA”) for Zimura in GA (“Milestone 1”), a second tranche consisting of term loan advances in the aggregate principal amount of $50.0 million available at the Company’s option beginning on the date that Milestone 1 is achieved through December 15, 2022; (iii) subject to the Company’s submission of an NDA to the FDA for Zimura in GA and the FDA accepting such NDA for review (“Milestone 2”), a third tranche consisting of term loan advances in the aggregate principal amount of $25.0 million available at the Company’s option beginning on the date that Milestone 2 is achieved through September 30, 2023; (iv) subject to FDA approval of Zimura in GA with a label generally consistent with that sought in the Company’s NDA (“Milestone 3”), a fourth tranche consisting of term loan advances in the aggregate principal amount of $75.0 million available at the Company’s option beginning on the date that Milestone 3 is achieved and continuing through the earlier of (x) September 30, 2024 and (y) the date that is ninety (90) days after the date that Milestone 3 is achieved; and (v) subject to approval by the Lenders’ investment committee in its discretion, a fifth tranche of additional term loans in an aggregate principal amount of up to $50.0 million available on or before the Amortization Date (as defined below). With the exception of the first $50.0 million tranche available on the Closing Date, each of the tranches may be drawn down in $5.0 million increments at the Company’s election. The Company has agreed to use the proceeds of the 2022 Term Loan Facility for working capital and general corporate purposes.

Notwithstanding limitations and restrictions imposed by covenants in the Loan Agreement, the Company is permitted to engage in certain specified transactions. For example, the terms of the Loan Agreement provide that the Company may issue convertible notes in an aggregate principal amount of not more than $400.0 million, provided that such notes are unsecured, have a maturity date no earlier than six months following the Maturity Date (as defined below), and meet certain other conditions. The Loan Agreement also provides that the Company may enter into royalty interest financing transactions that are subordinated to the 2022 Term Loan Facility, have a maturity date no earlier than six months following the Maturity Date, and meet certain other conditions. Following the achievement of Milestone 3, the Loan Agreement also provides for a possible additional revolving credit facility of up to $50.0 million, which will be formula-based and backed by the Company’s accounts receivables. This potential revolving credit facility is not an existing facility under the Loan Agreement, is not committed, and is subject to agreement among the Company and the Lenders. The Company may enter into non-exclusive and certain specified exclusive licensing arrangements with respect to core intellectual property and non-exclusive and exclusive licensing arrangements or otherwise transfer non-core intellectual property without the consent of the Lenders. The Company may also enter into certain permitted acquisitions, subject to a limit on total cash consideration for acquisitions consummated during specified periods. Additionally, the Company must provide the Lenders the opportunity to invest up to $10.0 million in any equity financing, subject to certain exclusions, that is broadly marketed to multiple investors and in which the Company receives net cash proceeds of $75.0 million or more in any one or series of related financings (or in the case of any such equity financing that is a registered offering, use its commercially reasonable efforts to provide such opportunity to the Lenders).

The 2022 Term Loan Facility will mature on August 1, 2027 (the “Maturity Date”). The outstanding principal balance of the 2022 Term Loan Facility bears interest at a floating interest rate per annum equal to the greater of either (i) (x) the lesser of the Wall Street Journal prime rate and 6.25% plus (y) 4.00% or (ii) 8.75%. The per annum interest rate is capped at 10.25%. Accrued interest is payable monthly following the funding of each term loan. The Company may make payments of interest only, without any loan amortization payments, for a period of forty-two (42) months following the Closing Date, which period may be extended to the Maturity Date if (i) Milestone 3 has been achieved and (ii) no default or event of default exists under the Loan Agreement. At the end of the interest only period (the “Amortization Date”), the Company is required to begin repayment of the outstanding principal of the 2022 Term Loan Facility in equal monthly installments.

As collateral for the obligations under the 2022 Term Loan Facility, the Company has granted to the Agent for the benefit of the Lenders a senior security interest in substantially all of its and each Subsidiary Borrower’s property, inclusive of intellectual property, with certain limited exceptions set forth in the Loan Agreement.

The Loan Agreement contains customary closing and commitment fees, prepayment fees and provisions, events of default and representations, warranties and affirmative and negative covenants, including a financial covenant requiring the Company to maintain certain levels of cash in accounts subject to a control agreement in favor of the Agent (the “Qualified Cash”) during the period commencing on May 15, 2023 through August 14, 2024. Commencing on August 15, 2024, the Company will also be required to maintain a certain minimum amount of trailing six-month net product revenue from the sale of Zimura, tested on a quarterly basis. The revenue covenant will be waived at any time at which the Company (x) (i) maintains a market capitalization in excess of $600.0 million and (ii) maintains Qualified Cash in an amount greater than or equal to fifty percent (50%) of the outstanding 2022 Term Loan Facility at such time or (y) maintains Qualified Cash in an amount greater than or equal to ninety percent (90%) of the outstanding 2022 Term Loan Facility at such time. Upon the occurrence of an event of default, including a material adverse effect, subject to certain exceptions, on the business, operations, properties, assets or financial condition of the Company and the Subsidiary Borrowers taken as a whole, and subject to any specified cure periods, all amounts owed by the Company may be declared immediately due and payable by the Lenders. As of the Closing Date, the Company was in compliance with all applicable covenants under the Loan Agreement.

In addition, the Company is required to make a final payment fee (the “End of Term Charge”) upon the earlier of (i) the Maturity Date or (ii) the date it prepays, in full or in part, the outstanding principal balance of the 2022 Term Loan Facility. The End of Term Charge is 4.25% of the aggregate original principal amount of the term loans repaid or prepaid under the Loan Agreement.

The Company may, at its option, prepay the term loans in full or in part, subject to a prepayment penalty equal to (i) 2.0% of the principal amount prepaid if the prepayment occurs prior to the first anniversary of the Closing Date, (ii) 1.5% of the principal amount prepaid if the prepayment occurs on or after the first anniversary and prior to the second anniversary of the Closing Date, and (iii) 0.75% of the principal amount prepaid if the prepayment occurs on or after the second anniversary and prior to the third anniversary of the Closing Date.

IVERIC plans to file the Loan Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended on June 30, 2022, and intends to seek confidential treatment for the Loan Agreement. The foregoing description of the Loan Agreement is qualified in its entirety by reference to the complete text of the Loan Agreement when filed.

Item 2.02.  Results of Operations and Financial Condition.

On July 26, 2022, the Company announced its financial results and results of operations for the three and six months ended June 30, 2022.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Items 2.02 and 9.01 of this Form 8-K (including Exhibit 99.1), but not the information in Items 1.01 and 2.03 of this Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press Release dated July 26, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVERIC bio, Inc.

Date: July 26, 2022	By:	/s/ David F. Carroll
David F. Carroll
Senior Vice President, Chief Financial Officer and Treasurer

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